EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-37530, 333-88021, 333-48548, 333-87508, 333-104871, 333-107263, 333-122344, 333-132068, 333-137951, 333-156419, 333-161604, 333-167161, 333-183875, 333-212075, 333-231066, 333-239255, 333-255454 and 333-257035 on Form S-8 and Registration Statements No. 333- 71707, 333-37714, 333-60656, 333-67074, 333-100846, and 333-251293 on Form S-3) of our reports dated March 10, 2023, with respect to the consolidated financial statements of Webster Financial Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Hartford, Connecticut
March 10, 2023